Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 23, 2010, relating to the consolidated financial statements of St. Mary Land & Exploration Company (which report expresses an unqualified opinion and includes explanatory paragraphs regarding the Company’s adoption of new accounting standards) and the effectiveness of St. Mary Land & Exploration Company’s internal control over financial reporting appearing in the Annual Report on Form 10-K of St. Mary Land & Exploration Company for the year ended December 31, 2009.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado
March 26, 2010